UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 5, 2024

Twist Bioscience Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38720	46-2058888
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

681 Gateway Boulevard

South San Francisco, CA 94080

(Address of principal executive offices, including ZIP code)

(800) 719-0671

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TWST	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2024, Twist Bioscience Corporation (the “Company”) announced the appointment of Adam Laponis as the Company’s Chief Financial Officer and principal financial officer, effective January 8, 2024.

Mr. Laponis, age 47, previously served as the Chief Financial Officer of Eargo, Inc., a hearing aid manufacturing company, from June 2019 to January 2024. From November 2018 to March 2019, Mr. Laponis served as Vice President of Financial Planning and Analysis for Tesla, an automotive and energy company, where he previously served as Senior Director of Finance from April 2017 to November 2018. Prior to that, he served as the Vice President and Chief Financial Officer of Cardiovascular Care of Cardinal Health, a healthcare services and products company, from October 2015 to April 2017. Prior to that, he served in various financial roles at Johnson & Johnson, a healthcare company, from August 2004 to October 2015. Mr. Laponis holds a B.S. in Chemical Engineering from the University of California, Berkeley and an M.B.A. from the University of Southern California.

In connection with Mr. Laponis’ appointment as Chief Financial Officer, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Laponis. Under the terms of the Employment Agreement, Mr. Laponis will receive an annual base salary of $450,000; a signing bonus of $195,000, subject to repayment of the full gross amount if, prior to the one-year anniversary of the start date of employment, Mr. Laponis is terminated by the Company for Cause (as defined in the Employment Agreement) or voluntarily terminates his employment with the Company without Good Reason (as defined in the Employment Agreement); annual incentive compensation for 2024 with a target level equal to 55% of his annual base salary; and a new hire equity grant consisting of (a) 50,000 restricted stock units (“RSUs”), which will vest quarterly over four years with a one-year cliff, and (b) 70,000 shares subject to the Company’s executive compensation programs, of which (i) 25,000 RSUs will vest quarterly over four years with no cliff, (ii) 25,000 performance stock units (“PSUs”) will vest based on achievement against the metrics established in connection with the Company’s fiscal year 2024 long-term incentive program, and (iii) 20,000 PSUs will vest based on achievement against the metrics established in connection with the Company’s fiscal year 2024 cash balance measurement program. In addition, the Employment Agreement provides for certain payments and benefits in the event of termination of Mr. Laponis’ employment under specific circumstances including, but not limited to, a change in control event. The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the text of the Employment Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the fiscal quarter ending December 31, 2023 and is incorporated herein by reference. There are no family relationships between Mr. Laponis and any of the Company’s directors or executive officers, and Mr. Laponis has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

As previously reported by the Company in its Form 8-K filed on August 4, 2023 (the “Prior 8-K”), upon commencement of employment by Mr. Laponis, James Thorburn will no longer serve as the Company’s Chief Financial Officer. For more information on Mr. Thorburn’s role with the Company, see the Prior 8-K.

Item 7.01	Regulation FD.

On January 5, 2024, the Company issued a press release announcing Mr. Laponis’ appointment as Chief Financial Officer, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this Item 7.01 and in the press release attached as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall any such information or exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such document.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated January 5, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2024	Twist Bioscience Corporation

/s/ Judy Yan
Judy Yan
Assistant General Counsel and Assistant Secretary